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                                                                    EXHIBIT 99.1
                                                                    ------------
Investor Contact:
Lisa M. Bruneau, VP Finance
Phone: 866-4DIOMED
Fax:     (978) 475 - 8488
E-Mail:     lbruneau@diomedinc.com
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               DIRECTORS PROVIDE $1.2MM INTERIM FINANCING TO DIOMED

ANDOVER, MA- May 7, 2003--Diomed Holdings, Inc. (AMEX: DIO) announced today that three of its directors had committed to provide it with up to $1.2 million of interim financing. Gibralt US, Inc., a private company owned by Samuel Belzberg, which is an existing stockholder, committed to provide Diomed with up to $1,100,000 of short-term secured loans. Gibralt had provided Diomed with interim financing in December 2002. The other directors participating at this time are James A. Wylie, Jr., President and CEO of Diomed, and Peter Norris, a long-term Board member and investor. Simultaneously with entering into these agreements, Diomed accessed approximately 20% of the commitment. "The investment, led by Mr. Belzberg, during this phase of EVLT growth demonstrates our continued belief in Diomed's products and technologies, and our commitment to the long-term success of the Company," commented Mr. Wylie.

In connection with the interim financing, Diomed has issued preferred shares that are convertible into 3,021,560 shares of its common stock. Diomed now has 59,850,547 common share equivalents outstanding, following this financing and the restructuring detailed below in this press release.

Mr. Wylie further stated, "The Company has engaged an investment banker with a proven track record in the medical device industry to raise additional financing to enable the Company to expand critical sales and marketing programs and to further strengthen Diomed's leadership position in the marketplace. Both today's investment and the investments made in December 2002 are bridge financings to provide us with needed working capital until such time as we complete our next round of financing. The terms of the interim financing grant our interim investors the right to participate in the contemplated second quarter financing round. Our advisor also has suggested that we simplify our capital structure in several ways that should improve our access to the financial markets."

Diomed also announced that, to satisfy a condition to seeking capital in the contemplated financing, it had agreed with Gibralt to restructure the terms of the December 2002 interim financing. Under the restructuring, Gibralt, together with three other investors that hold the securities that Gibralt initially acquired in December 2002, exchanged the conversion rights under their secured notes, the common stock purchase warrants they received in December 2002 and certain approval rights, for preferred shares that are convertible into 27,117,238 shares of Diomed's common stock. The Company stated that it was planning other steps to make its financial structure more amenable to the financial markets. Those steps include a reverse split of its common shares on terms to be voted upon by its stockholders at the upcoming annual meeting. Specific terms of the contemplated reverse split were not available.

Mr. Wylie continued, "Taking into account the common shares that may be issued as a result of both the interim financing and the note restructuring, our issued and outstanding shares have doubled. Although this represents a 50% dilution to existing stockholders, we believe that the interim financings and the changes we have made to the outstanding notes will give us better access to the financial markets and should therefore provide long-term benefit to our stockholders."

Diomed intends to use the proceeds of the interim financing for general working capital purposes in accordance with the Company's business plan.


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ABOUT  DIOMED

Diomed specializes in developing and commercializing minimal and micro-invasive medical procedures that use its laser technologies and disposable products. In developing and marketing its innovative clinical solutions, it uses proprietary technology and aims to secure strong commercial advantages over its competitors by gaining governmental approvals in advance of others and through exclusive commercial arrangements. To participate in the rapidly growing, minimal and micro-invasive medical procedure industry, Diomed integrates disposables into its product lines. Diomed holds proprietary technology in certain methods of synchronizing diode light sources and in certain optical fibers. Diomed is focused on EndoVenous Laser Treatment (EVLT ) for use in varicose vein treatments, photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors detailed in the company's Securities and Exchange Commission filings.







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